SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

-------------------------------------

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

-------------------------------------

Date of report (Date of earliest event reported): June 7, 2006

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	33-70992	23-2679963

(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. REGULATION FD DISCLOSURE

As previously reported, during September 2005, the Company entered into an agreement with a leading global payments solutions company pursuant to which the Company will utilize its e-Port technology and related network in order to allow beverage vending machines to accept payment through the use of contactless credit cards as well as swipe card acceptance. The agreement initially covered approximately 140 beverage vending machines located in five cities in the United States. As a result of the successful outcome of this pilot, the Company and the global payments solutions company have entered into a new agreement for the commercial deployment of the Company’s G-6 e-Port in a major U.S. city.

The new statement of work provides for the sale of the Company to the global payment solutions company of 1,000 G-6 e-Ports. The e-Ports will be installed in beverage vending machines located in one large metropolitan city. The vending machines are owned by a leading soft drink bottler representing a major global brand. The global payment solutions company will provide point of sale advertising and local market programs to promote broad consumer use of cashless vending. The Company will receive $395,000 from the global payments solutions company. The Company will also receive its customary activation, network and processing fees from the soft drink bottler. Installation of the e-Ports is anticipated to begin in July 2006. The Company is also in discussions with the global payments solutions company for similar deployments in other large metropolitan cities.

The information in Item 7.01 of this Report should not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

By:	/s/ George R. Jensen, Jr.
George R. Jensen, Jr.
Chief Executive Officer

Dated: June 13, 2006